Press Release
EX-99.43

CORD BLOOD AMERICA SECURES $200,000 FOR POTENTIAL ACQUISITION

CORD BLOOD AMERICA RETIRES KEY DEBT SIX MONTHS EARLY

LOS ANGELES, CA. May 8, 2007 - Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, today announced that it has reached agreement to retire the debt to the Bergen Community Regional Blood Centers, Paramus, New Jersey, six months ahead of maturity.

Bergen Community Regional Blood Centers stores umbilical cord blood for customers of Cord Blood America.  The original note was for 12 months, for a quarter of a million dollars plus interest.  Cord Blood America made six payments and now has retired the debt using a combination of cash flow and money from a private investor.

“This agreement frees up cash for Cord Blood America and is an important step in ensuring our financial soundness,” said Matthew Schissler, CEO, Cord Blood America.  “We intend to keep retiring debt.  We also intend for new debts to be serviced by cash flow from existing business or acquisition.  There may be a time for equity based debt, but right now, CBAI is focused on growing the business through intelligent organic growth, accretive acquisitions, pushing towards being cash flow positive, and de-levering the balance sheet.”

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

    CONTACT:

    Paul Knopick

    E & E Communications

    949/707-5365

    pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.